Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

FORTIVE CORPORATION

and

RALLIANT CORPORATION

Dated as of June 27, 2025

TABLE OF CONTENTS

i

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	FBS License Agreement
Exhibit C	Fort Solutions License Agreement
Exhibit D	Intellectual Property Matters Agreement
Exhibit E	Tax Matters Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Amended and Restated Certificate of Incorporation of Ralliant
Exhibit H	Amended and Restated Bylaws of Ralliant

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of June 27, 2025, is entered into by and between Fortive Corporation, a Delaware corporation (“Fortive”), and Ralliant Corporation, a Delaware corporation and a wholly owned subsidiary of Fortive (“Ralliant”). “Party” or “Parties” means Fortive or Ralliant, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, Fortive, acting through its direct and indirect Subsidiaries, currently conducts the Fortive Retained Business and the Ralliant Business;

WHEREAS, the Board of Directors of Fortive, together with the Separation Committee thereof (the “Fortive Board”), has determined that it is appropriate, desirable and in the best interests of Fortive and its stockholders to separate Fortive into two separate, publicly traded companies, one for each of (i) the Fortive Retained Business, which shall be owned and conducted, directly or indirectly, by Fortive and its Subsidiaries (other than Ralliant and its Subsidiaries) and (ii) the Ralliant Business, which shall be owned and conducted, directly or indirectly, by Ralliant and its Subsidiaries (the “Separation”);

WHEREAS, in order to effect the Separation, the Fortive Board has determined that it is appropriate, desirable and in the best interests of Fortive and its stockholders for Fortive to undertake the Internal Reorganization;

WHEREAS, in connection with and as part of the Internal Reorganization, and pursuant to the Separation Plan and the plan of reorganization attached hereto as Annex A (the “Plan of Reorganization”), Fortive will contribute the assets of, and entities conducting, the Ralliant Business (including any Cash Adjustment or Restricted Jurisdiction Cash Adjustment payable by Fortive to Ralliant), and, in exchange therefor, Ralliant shall (i) issue to Fortive shares of Ralliant Common Stock (which issuance may be actual or constructive), (ii) assume (directly or indirectly) certain liabilities of Fortive associated with the Ralliant Business, and (iii) pay Fortive an amount of cash equal to the Ralliant Cash Payment (as defined herein) (and any Cash Adjustment payable by Ralliant to Fortive), each as more fully described herein (collectively, the “Contribution”);

WHEREAS, following the completion of the Internal Reorganization and the Contribution, and pursuant to the Plan of Reorganization, Fortive shall distribute, on a pro rata basis, to the Record Holders, in accordance with the Distribution Ratio, an aggregate of 100% of the issued and outstanding shares of Ralliant Common Stock (such distribution, the “Distribution”) on the terms and conditions set forth in this Agreement;

WHEREAS, (i) the Fortive Board has (x) determined that the transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Fortive and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the Board of Directors of Ralliant, together with the Separation Committee thereof (the “Ralliant Board”), has approved this Agreement and each of the Ancillary Agreements (to the extent Ralliant is a party thereto);

WHEREAS, the Parties desire to set forth the principal corporate transactions required to effect the Internal Reorganization, the Contribution and the Distribution, and certain other agreements relating to the relationship of Fortive and Ralliant and their respective Subsidiaries following the Effective Time;

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Fortive and Ralliant relating to the Internal Reorganization, the Contribution and the Distribution, are being entered into together, and would not have been entered into independently;

WHEREAS, it is the intention of the Parties that the Contribution and the Distribution (except to the extent of any cash received in lieu of fractional shares of Ralliant Common Stock) taken together, will qualify as a transaction that is tax-free for U.S. federal income Tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, this Agreement, together with the relevant portions of the Separation Plan and the Plan of Reorganization, is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g) and Prop. Treas. Reg. Section 1.368-4.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1     Definitions.     As used in this Agreement, the following terms shall have the following meanings:

(1)            “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2)            “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Effective Time, solely for purposes of this Agreement, (i) no member of the Ralliant Group shall be deemed an Affiliate of any member of the Fortive Group and (ii) no member of the Fortive Group shall be deemed an Affiliate of any member of the Ralliant Group.

(3)            “Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Intellectual Property Matters Agreement, the FBS License Agreement, the Fort Solutions License Agreement, the lease agreements for the sites set forth in Schedule 1.1(3), any Continuing Arrangements, any and all Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the Fortive Group, on one hand, and any member of the Ralliant Group, on the other hand, at, prior to or after the Effective Time in connection with the Distribution.

(4)            “Asset Transferors” shall mean the entities (including Fortive and Ralliant, as applicable) transferring Assets to Ralliant or Fortive, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby.

(5)            “Assets” shall mean all rights, title and ownership interests in and to all properties, claims, Contracts, businesses, entities or assets (including Intellectual Property, goodwill and all direct or indirect interests in the capital stock of, or any other equity interests in, any Person), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement.

(6)            “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(7)            “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(8)            “Business” shall mean the Fortive Retained Business or the Ralliant Business, as applicable.

(9)            “Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(10)          “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(11)          “Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit. For the purposes of Section 2.12 (including the definition of “Distribution Date Cash Amount”), “Cash Equivalents” shall not include any (x) cash in jurisdictions set forth on Schedule 1.1(11) (the “Restricted Jurisdictions”) and (y) cash in transit at the Effective Time.

(12)          “Commission” shall mean the United States Securities and Exchange Commission.

(13)          “Company Policies” shall mean all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the Fortive Group, which are in effect at the Effective Time, except all insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover any member of the Ralliant Group after the Effective Time.

(14)          “Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to Ralliant, the Ralliant Business, any Ralliant Assets or any Ralliant Liabilities or with respect to Fortive, the Fortive Retained Business, any Fortive Retained Assets or any Fortive Liabilities, including any such Information that was acquired by any Party after the Effective Time pursuant to Article VI or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including non-public, confidential or proprietary (a) technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other Know-How related to research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or generally known to the public through no fault of the receiving Party or its Subsidiaries in violation of this Agreement, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to or use of any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party marked as confidential, proprietary and/or non-public.

(15)          “Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.

(16)          “Continuing Arrangements” shall mean:

(i)              those arrangements set forth on Schedule 1.1(16)(i);

(ii)             this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(iii)            any Contracts between: (i) a Subsidiary of Fortive that is in the business of selling or buying products or services to or from third parties; and (ii) a member of the Ralliant Group, and which Contract is related primarily to the provision or purchase of such products or services and was or is entered into in the ordinary course of business and on arms’-length terms; and

(iv)            such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time; provided that none of the intercompany Contracts set forth on Schedule 1.1(16)(iv) shall be deemed to be Continuing Arrangements, it being understood that Schedule 1.1(16)(iv) is not intended to be an exclusive list of arrangements that are to be terminated at the Effective Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not be Third Party Agreements.

(17)          “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(18)          [Reserved]

(19)          “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements, and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement (including the Plan of Reorganization), the Internal Reorganization and the Separation Plan, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(20)          “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements.

(21)          “Distribution Agent” shall mean Computershare Trust Company, N.A.

(22)          “Distribution Date” shall mean the date, as shall be determined by the Fortive Board, on which the Distribution occurs.

(23)          “Distribution Date Cash Amount” shall mean Fortive’s good faith calculation of the amount of Cash Equivalents of the Ralliant Group as of the Effective Time (after giving effect to the payment by Ralliant of the Consideration to Fortive pursuant to Section 2.12(b), and excluding the amounts described on Schedule 1.1(23)).

(24)          “Distribution Disclosure Documents” shall mean the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under Ralliant’s employee benefit plans, in each case as filed or furnished by Ralliant with or to the Commission in connection with the Distribution or filed or furnished by Fortive with or to the Commission, solely to the extent such documents relate to Ralliant or the Distribution.

(25)          “Distribution Ratio” shall mean one share of Ralliant Common Stock for every three shares of Fortive Common Stock.

(26)          “Effective Time” shall mean 12:01 a.m., New York time, on the Distribution Date.

(27)          “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Fortive and Ralliant, in the form attached hereto as Exhibit A.

(28)          “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of, Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(29)          “Environmental Liabilities” shall mean Liabilities relating to Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (iii) the presence of Hazardous Substances or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from any of the building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating to or from any building, facility, structure or real property; (v) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (vi) any agreement, decree, judgment, or order relating to the foregoing. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by or services provided by the Ralliant Group, the Fortive Group or their predecessors, including claims related to exposure to asbestos with respect to such products or services.

(30)          “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(31)          “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(32)          “Excluded Environmental Liabilities” shall mean any and all Environmental Liabilities whether arising before, at or after the Effective Time, to the extent relating to, resulting from, or arising out of the past, present or future operation, conduct or actions of the Fortive Retained Business.

(33)          “FBS License Agreement” shall mean the FBS License Agreement by and between Fortive and Ralliant, in the form attached hereto as Exhibit B.

(34)          “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(35)          “Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person or Persons that is not a member of the Ralliant Group or the Fortive Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.

(36)          “Fort Solutions License Agreement” shall mean the Fort Solutions License Agreement by and between Fortive and Ralliant, in the form attached hereto as Exhibit C.

(37)          “Fortive Asset Transferee” shall mean any Business Entity that is or will be a member of the Fortive Group or Fortive Subsidiary to which Fortive Retained Assets shall be or have been transferred, directly or indirectly, at or prior to the Effective Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(38)          “Fortive Common Stock” shall mean the common stock of Fortive, par value $0.01 per share.

(39)          “Fortive Former Business” shall mean any Former Business (other than the Ralliant Business or the Ralliant Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Fortive Retained Business as then conducted.

(40)          “Fortive Group” shall mean (i) Fortive and each Person that is a direct or indirect Subsidiary of Fortive as of immediately following the Effective Time and (ii) each Business Entity that becomes a Subsidiary of Fortive after the Effective Time.

(41)          “Fortive Indemnitees” shall mean each member of the Fortive Group and each of their respective Affiliates from and after the Effective Time and each member of the Fortive Group’s and such Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Fortive Group or their respective Affiliates) and each of the heirs, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Ralliant Indemnitees.

(42)          “Fortive Retained Assets” shall mean:

(i)              the Assets listed or described on Schedule 1.1(42)(i) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Fortive or any other member of the Fortive Group, including for the avoidance of doubt all Fortive Retained IP (including all rights of priority arising from any Fortive Retained IP, all goodwill associated with any Trademarks included in the Fortive Retained IP, and all rights to sue, and to seek and retain damages, for any past, present or future infringement, misappropriation or other violation of any Fortive Retained IP);

(ii)             any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by Fortive and/or any of its Subsidiaries, that are not Ralliant Assets; and

(iii)            any and all Assets that are acquired or otherwise become Assets of the Fortive Group after the Effective Time.

(43)          “Fortive Retained Business” shall mean (i) those businesses operated by the Fortive Group prior to the Effective Time other than the Ralliant Business, (ii) those Business Entities or businesses acquired or established by or for any member of the Fortive Group after the Effective Time, and (iii) any Fortive Former Business; provided that Fortive Retained Business shall not include any Ralliant Former Business or Ralliant Former Real Property.

(44)          “Fortive Retained IP” shall mean all Intellectual Property of the Fortive Group or the Ralliant Group other than Ralliant Intellectual Property, including the Fortive Retained Names.

(45)          “Fortive Retained Liabilities” shall mean:

(i)              any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Fortive or any other member of the Fortive Group, and all agreements, obligations and other Liabilities of Fortive or any member of the Fortive Group under this Agreement or any of the Ancillary Agreements;

(ii)             any and all Liabilities of a member of the Fortive Group to the extent relating to, arising out of or resulting from any Fortive Retained Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the Ralliant Business);

(iii)            the Liabilities listed on Schedule 1.1(45)(iii); and

(iv)            any and all Liabilities of Fortive and each of its Subsidiaries that are not Ralliant Liabilities.

Notwithstanding the foregoing and for the avoidance of doubt, the Fortive Retained Liabilities shall not include any Liabilities for Taxes for which Ralliant or a member of the Ralliant Group is responsible pursuant to the Tax Matters Agreement.

(46)          “Fortive Retained Names” shall mean the names and marks set forth in Schedule 1.1(46), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(47)          “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(48)          “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(49)          “Group” shall mean (i) with respect to Fortive, the Fortive Group and (ii) with respect to Ralliant, the Ralliant Group.

(50)          “Hazardous Substances” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(51)          “Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (vi) all interest bearing indebtedness for the deferred purchase price of property or services, (vii) all liabilities under any Credit Support Instruments, (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (viii).

(52)          “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(53)          “Information” shall mean information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(54)          “Information Statement” shall mean the Information Statement attached as Exhibit 99.1 to the Form 10, to be distributed to the holders of shares of Fortive Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(55)          “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier (excluding any captive insurance maintained by Fortive or its Subsidiaries) or (ii) paid by an insurance carrier (excluding any captive insurance maintained by Fortive or its Subsidiaries) on behalf of an insured, in either case net of any applicable deductible or retention.

(56)          “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

(57)          “Intellectual Property” shall mean all intellectual property rights arising in any jurisdiction of the world, including in or with respect to, or arising from, any of the following: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How; (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); and (v) all applications and registrations for any of the foregoing.

(58)          “Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement by and between Fortive and Ralliant, in the form attached hereto as Exhibit D.

(59)          “Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities (including entities holding Assets and/or Liabilities), including by means of the Conveyancing and Assumption Instruments, resulting in (i) the Ralliant Group owning and operating the Ralliant Business, and (ii) the Fortive Group continuing to own and operate the Fortive Retained Business, as described in the global plan of internal reorganization provided to Ralliant by Fortive prior to the date hereof, as updated from time to time by Fortive in its sole discretion (the “Separation Plan”), including, for the avoidance of doubt, subject to Section 2.5, the Transfer, directly or indirectly, of all of Fortive’s or its Subsidiaries’ right, title and interest in and to the Ralliant Assets, from Fortive or its Subsidiaries to Ralliant or its Subsidiaries and the Assumption of all of the Ralliant Liabilities, directly or indirectly, by Ralliant or its Subsidiaries in connection with or as a result of the transactions contemplated by this Agreement.

(60)          “IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(61)          “Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, treaty (including any income tax treaty), order, approval, consent, decree, injunction, license, permit, administrative interpretation, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(62)          “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. For the avoidance of doubt, except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement.

(63)          “Off-Site Location” shall mean any third party location that is not now nor has ever been owned, leased or operated by the Fortive Group or the Ralliant Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property formerly, currently or in the future owned, leased or operated by the Fortive Group, the Ralliant Group, or their respective predecessors that has been impacted by Hazardous Substances released from such properties.

(64)          “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(65)          “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(66)          “Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Fortive) or any similar release by the Federal Reserve Board (as determined by Fortive).

(67)          “Ralliant Asset Transferees” shall mean any Business Entity that is or will be a member of the Ralliant Group or any Ralliant Subsidiary to which Ralliant Assets shall be or have been transferred at or prior to the Effective Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(68)          “Ralliant Assets” shall mean:

(i)              all interests in the capital stock of, or any other equity interests in, the members of the Ralliant Group (other than Ralliant), including those entities set forth on Schedule 1.1(68)(i), held, directly or indirectly, by Fortive (or any member of the Fortive Group) immediately prior to the Effective Time;

(ii)             the Assets set forth on Schedule 1.1(68)(ii) (which for the avoidance of doubt is not a comprehensive listing of all Ralliant Assets and is not intended to limit other clauses of this definition of “Ralliant Assets”);

(iii)            any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the Ralliant Group;

(iv)            any and all Assets (other than Cash Equivalents, which shall be governed solely by Section 2.12, reflected on the Ralliant Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Ralliant or any member of the Ralliant Group subsequent to the date of the Ralliant Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Ralliant Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Ralliant Balance Sheet;

(v)             all rights, title and interest in and to the owned real property set forth on Schedule 1.1(68)(v) and other real property primarily related to the Ralliant Business, including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “Ralliant Owned Real Property”);

(vi)            all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(68)(vi) and other leases primarily related to Ralliant Business, including, to the extent provided for in the Ralliant leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “Ralliant Leased Real Property”);

(vii)           all Contracts primarily related to the Ralliant Business and any rights or claims arising thereunder, including, for the avoidance of doubt, and without limiting any other matters that may constitute Ralliant Assets, all Contracts set forth on Schedule 1.1(68)(vii) (the “Ralliant Contracts”);

(viii)          the Intellectual Property applications and registrations (including issued patents) set forth on Schedule 1.1(68)(viii), together with all unregistered Intellectual Property (excluding Intellectual applications and registrations, including issued patents) exclusively related to the Ralliant Business (the “Ralliant Intellectual Property”), subject to the Intellectual Property Matters Agreement and all other applicable Ancillary Agreements, together with all rights of priority arising from any Ralliant Intellectual Property, all goodwill associated with any Trademarks included in the Ralliant Intellectual Property, and all rights to sue, and to seek and retain damages, for any past, present or future infringement, misappropriation or other violation of any Ralliant Intellectual Property;

(ix)             all licenses, permits, registrations, approvals and authorizations, in each case, which have been issued by any Governmental Entity and are (A) held by a member of the Ralliant Group, or (B) to the extent transferable, relate primarily to or are used primarily in the Ralliant Business (other than to the extent that any member of the Fortive Group benefits from such licenses, permits, registrations, approvals and authorizations in connection with the Fortive Retained Business);

(x)              all Information exclusively related to, or exclusively used in, the Ralliant Business;

(xi)            excluding any Intellectual Property (which is addressed in Section 1.1(68)(viii) above) together with all other IT Assets that are exclusively used or exclusively held for use in the Ralliant Business;

(xii)            all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being transferred to or retained by a member of the Ralliant Group, and which as of the Effective Time is not subject to a lease or sublease back to a member of the Fortive Group (excluding any office equipment and furnishings owned by persons other than Fortive and its Subsidiaries);

(xiii)          subject to Article VIII, any rights of any member of the Ralliant Group under any insurance policies held solely by one or more members of the Ralliant Group and which provide coverage solely to one or more members of the Ralliant Group (excluding any insurance policies issued by any captive insurance company of the Fortive Group); and

(xiv)          all other Assets (other than any Assets relating to the Intellectual Property, Ralliant Owned Real Property, Ralliant Group Landlord Property, Ralliant Leased Real Property, or Assets that are of the type that would be listed in clauses (vi), (vii) and (ix) through (xiii)) that are held by the Ralliant Group or the Fortive Group immediately prior to the Effective Time and that are primarily used and primarily held for use in the Ralliant Business as conducted immediately prior to the Effective Time (the intention of this clause (xiv) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Ralliant Asset based on the principles of Section 1.1(68)).

Notwithstanding anything to the contrary herein, the Ralliant Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Fortive Group (including all Fortive Retained Assets), (ii) for the avoidance of doubt, any Assets to which Fortive or a member of the Fortive Group is entitled pursuant to the Tax Matters Agreement or (iii) any Assets that are expressly listed on Schedule 1.1(42)(i).

(69)          “Ralliant Balance Sheet” shall mean Ralliant’s unaudited pro forma combined condensed balance sheet, including the notes thereto, as of March 28, 2025, as included in the Distribution Disclosure Documents.

(70)          “Ralliant Business” shall mean the businesses comprising Fortive’s Precision Technologies segment, including the businesses and operations conducted prior to the Effective Time by any member of the Ralliant Group and any other businesses or operations conducted primarily through the use of the Ralliant Assets, as such businesses are described in the Distribution Disclosure Documents, or established by or for Ralliant or any of its Subsidiaries after the Effective Time and shall include the Ralliant Former Businesses; provided that, other than any Ralliant Former Businesses, the Ralliant Business shall not include any Fortive Former Business.

(71)          “Ralliant Common Stock” shall mean shares of common stock, par value $0.01 per share, of Ralliant.

(72)          “Ralliant Disclosure” shall mean (i) any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, including in connection with Ralliant’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the Ralliant Group, in each case, on or after the Distribution Date by or on behalf of any member of the Ralliant Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations) and (ii) any Ralliant Financing Documents.

(73)          “Ralliant Environmental Liabilities” shall mean any and all Environmental Liabilities, whether arising before, at or after the Effective Time, to the extent relating to or resulting from or arising out of (i) the past, present or future operation, conduct or actions of the Ralliant Group, Ralliant Business or the past, present or future use of the Ralliant Assets or (ii) the Ralliant Former Businesses or Ralliant Former Real Property, including any agreement, decree, judgment, or order relating to the foregoing entered into by Fortive or any Affiliate of Fortive prior to the Effective Time, but in any event excluding the Excluded Environmental Liabilities.

(74)          “Ralliant Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(74).

(75)          “Ralliant Financing Documents” shall mean any documents relating to any debt issuance of Ralliant on or prior to the Distribution Date or otherwise relating to the Ralliant Financing Arrangements, including any offering memorandum, confidential information memorandum, lender presentation, credit agreement or other bank financing arrangement, exchange agreement, purchase agreement, indenture or notes (including, in each case, the representations, warranties and covenants contained therein), and any other agreements or arrangements entered into in connection with the foregoing.

(76)          “Ralliant Former Businesses” shall mean (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was (a) primarily managed by or associated with the Ralliant Business as then conducted or (b) part of a business the majority of which as of the Distribution Date is or was transferred to Ralliant and (ii) the Former Businesses set forth on Schedule 1.1(76), whether or not such Former Business would meet the standard set forth in sub-clause (i) of this definition.

(77)          “Ralliant Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the Ralliant Business or any of the Ralliant Former Businesses.

(78)          “Ralliant Group” shall mean Ralliant and each Person that is a direct or indirect Subsidiary of Ralliant as of the Effective Time (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of Ralliant on or after the Effective Time.

(79)          “Ralliant Group Landlord Property” shall mean the Ralliant Owned Real Property as to which the Fortive Group will enter into a lease or other agreement to conduct business operations after the Effective Time. A non-exclusive list of the Ralliant Group Landlord Property is set forth on Schedule 1.1(79).

(80)          “Ralliant Indemnitees” shall mean each member of the Ralliant Group and each of their respective Affiliates from and after the Effective Time and each member of the Ralliant Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Ralliant Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Fortive Indemnitees.

(81)          “Ralliant Liabilities” shall mean:

(i)              any and all Liabilities to the extent relating to, arising out of or resulting from (a) the operation or conduct of the Ralliant Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Ralliant Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); (b) the operation or conduct of any business conducted by any member of the Ralliant Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Ralliant Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); or (c) any Ralliant Asset, whether arising before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from Ralliant Contracts, Shared Contracts (to the extent such Liability relates to the Ralliant Business) and any real property and leasehold interests):

(ii)             the Liabilities set forth on Schedule 1.1(81)(ii);

(iii)            any and all Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by Ralliant or any other member of the Ralliant Group, and all agreements, obligations and Liabilities of Ralliant or any other member of the Ralliant Group under this Agreement or any of the Ancillary Agreements;

(iv)            any and all Liabilities reflected on the Ralliant Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for Ralliant or any member of the Ralliant Group subsequent to the date of the Ralliant Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Ralliant Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Ralliant Balance Sheet;

(v)             any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Ralliant Business;

(vi)            any and all Ralliant Environmental Liabilities;

(vii)           any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Distribution Disclosure Documents or (B) any Ralliant Disclosure;

(viii)          for the avoidance of doubt, and without limiting any other matters that may constitute Ralliant Liabilities, any Liabilities relating to, arising out of or resulting from any Action primarily related to the Ralliant Business, including all Actions listed on Schedule 1.1(81)(viii);

(ix)             any product liability claims or other claims of third parties, including any and all product liabilities, whether such product liabilities are known or unknown, contingent or accrued, or relating to loss of life or injury to persons due to exposure to asbestos prior to, at or after the Effective Time, in each case, primarily relating to, arising out of or resulting from any product developed, designed, manufactured, marketed, distributed, leased or sold by the Ralliant Business;

(x)              all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the Ralliant Group or any Indebtedness secured exclusively by any of the Ralliant Assets; and

(xi)             any and all other Liabilities that are held by the Ralliant Group or the Fortive Group immediately prior to the Effective Time that were inadvertently omitted or assigned that, had the parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as a Ralliant Liability based on the principles set forth in Section 1.1(81).

Notwithstanding the foregoing, the Ralliant Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Fortive Group, (B) expressly discharged pursuant to Section 2.4 of this Agreement or (C) Fortive Retained Liabilities.

(82)          “Record Date” shall mean the date determined by the Fortive Board as the record date for determining the holders of Fortive Common Stock entitled to receive Ralliant Common Stock in the Distribution.

(83)          “Record Holders” shall mean holders of Fortive Common Stock on the Record Date.

(84)          “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(85)          “Restricted Jurisdiction Cash Amount” shall mean, with respect to each Restricted Jurisdiction, as of the Effective Time, the total amount of (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity. “Restricted Jurisdiction Cash Amount” shall not include any cash in transit at the Effective Time or any amounts described on Schedule 1.1(85).

(86)          “Restricted Jurisdiction Target Cash Amount” shall mean, for each of the Restricted Jurisdictions, the amount set forth opposite such Restricted Jurisdiction on Schedule 1.1(86).

(87)          “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

(88)          “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction or similar encumbrance, excluding restrictions on transfer under securities Laws. For the avoidance of doubt, licenses, covenants not to sue and similar rights granted with respect to Intellectual Property (other than as a security interest or lien) are not “Security Interests” as defined hereunder.

(89)          “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity. It is expressly agreed that, from and after the Effective Time, solely for purposes of this Agreement, neither Ralliant nor any other member of the Ralliant Group shall be deemed a Subsidiary of Fortive or any other member of the Fortive Group.

(90)          “Target Cash Amount” shall mean $150,000,000.

(91)          “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(92)          “Tax Contest” shall have the meaning as set forth in the Tax Matters Agreement.

(93)          “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Fortive and Ralliant, in the form attached hereto as Exhibit E.

(94)          “Tax Records” shall have the meaning set forth in the Tax Matters Agreement.

(95)          “Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

(96)          “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(97)          “Third Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than either Party or any member of its respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Ralliant Assets or Ralliant Liabilities, or Fortive Retained Assets or Fortive Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).

(98)          “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.

(99)          “Transition Services Agreement” shall mean the Transition Services Agreements by and between Fortive and Ralliant, in the form attached hereto as Exhibit F.

Section 1.2     Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

AAA	7.2
Agreement	Preamble
Arbitral Tribunal	7.2(a)
Assume	2.2(c)
Assumed	1.1
Assumption	1.1
Bylaws	3.6
Cash Adjustment	2.12(c)(i)(2)
CEO Negotiation Period	7.1(b)
Charter	3.6
Code	Recitals
Consideration	2.12(b)
Contribution	Recitals
Decision on Interim Relief	7.2(d)
Deferred Assets	2.5(a)
Deferred Liabilities	2.5(a)
Dispute Notice	7.1(a)
Disputes	7.1(a)
Distribution	Recitals
Emergency Arbitrator	7.2(d)
Fortive	Preamble
Fortive Board	Recitals
Fortive CSIs	2.9(d)
Fortive D&O Indemnitees	8.3
Fortive Indemnitors	8.3
Fortive Released Liabilities	5.1(a)(i)
Governmental Filing	5.5(c)
Indemnifying Party	5.4(a)
Indemnitee	5.4(a)
Indemnity Payment	5.7(a)
Initial Negotiation Period	7.1(a)
Interim Relief	7.2(d)
Know-How	see Definition of Intellectual Property, 1.1
Liable Party	2.8(b)
Litigation Hold	6.1
Non-Compete Period	4.3(a)
Other Party	2.8(a)
Parties	Preamble
Party	Preamble
Patents	see Definition of Intellectual Property, 1.1

Plan of Reorganization	Recitals
Privilege	6.6(a)
Privileged Information	6.6(a)
Prohibited Business	4.3(c)
Ralliant	Preamble
Ralliant Board	Recitals
Ralliant Cash Payment	2.12(b)
Ralliant Intellectual Property	see Definition of Ralliant Assets, 1.1
Ralliant Owned Real Property	see Definition of Ralliant Assets, 1.1
Ralliant Released Liabilities	5.1(a)(ii)
Released Insurance Matters	8.1(k)
Restricted Jurisdictions	see Definition of Cash Equivalents, 1.1
Rules	7.2
Separation	Recitals
Separation Plan	see Definition of Internal Reorganization, 1.1
Shared Contract	2.3(a)
Third Party Claim	5.4(b)
Third Party Proceeds	5.7(a)
Trademarks	see Definition of Intellectual Property, 1.1
Transaction-related Expenses	9.5(a)
Transfer	2.2(b)(i)
Transferred	see Definition of Transfer, 1.1
Transition Committee	4.4

Section 1.3     References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The word “or” shall have the inclusive meaning represented by the phrase “and/or.” Any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Any reference to any Law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Fortive” shall also be deemed to refer to the applicable member of the Fortive Group, references to “Ralliant” shall also be deemed to refer to the applicable member of the Ralliant Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Fortive or Ralliant shall be deemed to require Fortive or Ralliant, as the case may be, to cause the applicable members of the Fortive Group or the Ralliant Group, respectively, to take, or refrain from taking, any such action. Unless otherwise expressly provided herein, whenever Fortive’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by Fortive in its sole and absolute discretion, and whenever any action hereunder is at Fortive’s discretion, such action shall be at Fortive’s sole and absolute discretion. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1 and Section 1.2, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Article II

THE SEPARATION

Section 2.1     General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the completion of the Internal Reorganization, a portion of which may have already been implemented prior to the date hereof.

Section 2.2     Restructuring: Transfer of Assets; Assumption of Liabilities.

(a)            Internal Reorganization. At or prior to the Effective Time, except for Transfers contemplated by the Internal Reorganization, the Separation Plan, this Agreement (including the Plan of Reorganization) or the Ancillary Agreements to occur after the Effective Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Sections 2.2(b) and 2.2(c) below.

(b)            Transfer of Assets. At or prior to the Effective Time (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.2(a) and Section 2.5), subject to Section 2.5 and pursuant to the Separation Plan, the Plan of Reorganization, the Conveyancing and Assumption Instruments and in connection with the Contribution:

(i)            Ralliant and Fortive shall, and shall cause the applicable other Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) Fortive and/or the respective Fortive Asset Transferees, all of the applicable Asset Transferors’ direct or indirect right, title and interest in and to the applicable Fortive Retained Assets, including all of the outstanding shares of capital stock, or other ownership interests that are included in the Fortive Retained Assets), and the applicable Fortive Asset Transferees shall accept from such applicable Asset Transferors such applicable Asset Transferors’ respective direct or indirect right, title and interest in and to the applicable Fortive Retained Assets, and (B) Ralliant and/or the respective Ralliant Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the applicable Ralliant Assets, including all of the outstanding shares of capital stock or other ownership interests that are included in the Ralliant Assets, and the applicable Ralliant Asset Transferees shall accept from such applicable Asset Transferors such applicable Asset Transferors’ respective direct or indirect right, title and interest in and to the applicable Ralliant Assets.

(ii)            Any costs and expenses incurred after the Effective Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.5) shall be paid by the Parties as set forth in Section 9.5(b) and (c). Other than costs and expenses incurred in accordance with the foregoing sentence, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).

(c)            Assumption of Liabilities. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, in connection with the Internal Reorganization and the Contribution or, if applicable, from and after the Effective Time, in each case pursuant to the Separation Plan, this Agreement (including the Plan of Reorganization) and the applicable Conveyancing and Assumption Instruments, (i) Fortive shall, or shall cause a member of the Fortive Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill and satisfy, in accordance with their respective terms (“Assume”), all of the Fortive Retained Liabilities and (ii) Ralliant shall, or shall cause a member of the Ralliant Group to, Assume all of the Ralliant Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Effective Time, (C) whether accruals for such Liabilities have been transferred to Ralliant or included on a combined balance sheet of the Ralliant Business or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Fortive Group or the Ralliant Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which entity is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the Fortive Group or the Ralliant Group in respect of such Liabilities. Without prejudice or limitation to any of the indemnification or liability allocation provisions contained in this Agreement, the Parties acknowledge and agree that, on the basis of all facts and circumstances as of the date hereof and through the Effective Time, Ralliant shall, and is expected to, satisfy any Liability or other obligation (or portion thereof) it Assumes pursuant to this Agreement, whether or not Fortive has been legally relieved of such Liability.

(d)            Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Section 2.5, to the extent provided therein, shall apply thereto.

(e)             It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the date hereof and, as a result, no additional Transfers or Assumptions by any member of the Fortive Group or the Ralliant Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the Fortive Group or the Ralliant Group, as applicable, is liable for any Fortive Retained Liability or Assumed Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Fortive Group or the Ralliant Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume such Liability in connection with Section 2.2(c).

(f)             Except to the extent otherwise required by applicable Tax Law (as determined by Fortive in its sole discretion), each of Fortive and Ralliant shall, and shall cause the members of its respective Group to, treat for all U.S. federal (and applicable state and local) income Tax purposes any Liabilities of Fortive that are Assumed or otherwise accepted or assumed by Ralliant (whether such Liabilities are Assumed, accepted or assumed by Ralliant directly or treated as Assumed, accepted or assumed by Ralliant as a result of a transfer by Fortive to Ralliant of equity interests in an entity treated as a “disregarded entity” for U.S. federal income Tax purposes) pursuant to this Agreement in accordance with Section 5.4(a) of the Tax Matters Agreement. For purposes of this Section 2.2(f), all references to Fortive and Ralliant shall include a reference to any member of the Fortive Group and the Ralliant Group that is, for U.S. federal income Tax purposes, disregarded as separate from Fortive and Ralliant, respectively.

Section 2.3              Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):

(a)             Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is listed on Schedule 2.3(a) (a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a Fortive Retained Asset or Ralliant Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than eighteen (18) months after the Distribution Date (unless the term of a Shared Contract (excluding any extensions thereof) ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the Ralliant Group or the Fortive Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Ralliant Business or the Fortive Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) the applicable member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3 (such that the Parties are in the same net economic position as they would have been in had such Liabilities been Assumed by the applicable member of the applicable Group pursuant to this Section 2.3); provided that the Party for which such Shared Contract is a Fortive Retained Asset or a Ralliant Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, the Party for which such Shared Contract is, as applicable, a Fortive Retained Asset or Ralliant Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b)            Unless otherwise determined by Fortive in its sole discretion, each of Fortive and Ralliant shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, and that had been Assumed by, as applicable, such Party as of the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (except to the extent otherwise required by applicable Law or good faith resolution of a Tax Contest).

Section 2.4             Termination of Agreements.

(a)             Except as set forth in Section 2.4(b), in furtherance of the releases and other provisions of Section 5.1, Ralliant and each member of the Ralliant Group, on the one hand, and Fortive and each member of the Fortive Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Ralliant and/or any member of the Ralliant Group, on the one hand, and Fortive and/or any member of the Fortive Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)            The provisions of Section 2.4(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) any Continuing Arrangements; (ii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties or any members of their respective Groups is a party; (iii) any intercompany accounts payable, accounts receivable or other indebtedness accrued or otherwise outstanding as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.4(c); (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Fortive or Ralliant, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) any Shared Contracts.

(c)            All of the intercompany accounts receivable, accounts payable and other indebtedness between any member of the Fortive Group, on the one hand, and any member of the Ralliant Group, on the other hand, accrued or otherwise outstanding as of the Effective Time shall, as of the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Fortive in its sole and absolute discretion.

Section 2.5              Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a)            To the extent that any Transfers of any Assets (including the capital stock or equity interest of any members of the Ralliant Group and/or the Fortive Group) or Assumptions of any Liabilities contemplated by this Article II shall not have been consummated at or prior to the Effective Time (such Assets subject to such delayed Transfer, the “Deferred Assets” and such Liabilities subject to such delayed Assumptions, the “Deferred Liabilities”), the Parties shall, except as contemplated by the Internal Reorganization or the Separation Plan, use commercially reasonable efforts to effect such Transfers or Assumptions as promptly as practicable following the Effective Time. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated by the Effective Time, from and after the Effective Time, (i) the Party (or relevant member in its Group) retaining such Deferred Assets shall thereafter, insofar as reasonably possible and to the extent permitted by applicable Law, hold (or shall cause such member in its Group to hold) such Deferred Assets in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto), and (ii) the Party intended to Assume such Deferred Liabilities shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Deferred Liabilities for all amounts paid or incurred in connection with the retention of such Deferred Liabilities, as if the Party intended to Assume such Deferred Liabilities had Assumed such Deferred Liabilities at the Effective Time and such that the Parties are in the same net economic position as they would have been in if the Party intended to Assume such Deferred Liabilities had Assumed such Deferred Liabilities. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.7 and Section 2.8, to the extent applicable. In addition, the Party retaining such Deferred Assets or Deferred Liabilities (or relevant member of its Group) shall (or shall cause such member in its Group to) treat or operate, insofar as reasonably possible and to the extent permitted by applicable Law, such Deferred Assets or Deferred Liabilities in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Deferred Assets are to be Transferred or the Party to be Assuming such Deferred Liabilities, in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Deferred Assets or Deferred Liabilities had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Assets or Deferred Liabilities, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Deferred Assets or Deferred Liabilities, are to inure from and after the Effective Time to the relevant member or members of the Fortive Group or the Ralliant Group entitled to the receipt of such Deferred Assets or required to Assume such Deferred Liabilities. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(c) and Section 2.8(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Deferred Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Deferred Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b)            If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.

(c)            The Party (or relevant member of its Group) retaining any Deferred Assets or Deferred Liabilities pursuant to Section 2.5(a) or otherwise, shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Deferred Assets or the Person intended to be subject to such Deferred Liabilities, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Deferred Assets or the Person intended to be subject to such Deferred Liabilities and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Deferred Assets or Deferred Liabilities, as the case may be.

(d)            After the Effective Time, each Party (or any member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.5(d), open all mail, packages, electronic mail and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 9.6; it being understood that if a Party receives a telephone call that relates to the business of the other Party, then the receiving Party shall inform the person making such telephone call to contact the other Party. The provisions of this Section 2.5(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e)             Unless otherwise determined by Fortive in its sole discretion, with respect to Assets and Liabilities described in Section 2.5(a), each of Fortive and Ralliant shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the Deferred Assets as Assets having been Transferred to and owned by the Party entitled to such Deferred Assets not later than the Effective Time and (B) the Deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (except to the extent otherwise required by applicable Law or good faith resolution of a Tax Contest).

Section 2.6             Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement (including the Plan of Reorganization) and the Separation Plan, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.7             Further Assurances; Ancillary Agreements.

(a)             In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)            Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii) and 2.5(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii) and 2.5(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c)             Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.5.

(d)            At or prior to the Effective Time, each of Fortive and Ralliant shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e)             On or prior to the Distribution Date, Fortive and Ralliant in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Fortive or Subsidiary of Ralliant, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.8             Novation of Liabilities; Indemnification.

(a)             Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.9), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party at its own expense will use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related third party.

(b)            If the Parties are unable to obtain, or to cause to be obtained, any required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.8(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.5) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.8(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such Other Party shall not be deemed to be willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.8.

Section 2.9             Guarantees; Credit Support Instruments.

(a)             Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, (i) Fortive shall (with the reasonable cooperation of the applicable member of the Ralliant Group) use its commercially reasonable efforts to have each member of the Ralliant Group removed as guarantor of or obligor for any Fortive Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.9(a)(i), to the extent that they relate to Fortive Retained Liabilities and (ii) Ralliant shall (with the reasonable cooperation of the applicable member of the Fortive Group) use commercially reasonable efforts to have each member of the Fortive Group removed as guarantor of or obligor for any Ralliant Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.9(a)(ii), to the extent that they relate to Ralliant Liabilities.

(b)            At or prior to the Effective Time, to the extent required to obtain a release from a guaranty:

(i)            of any member of the Fortive Group, Ralliant shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Ralliant would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii)            of any member of the Ralliant Group, Fortive shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Fortive would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)             If Fortive or Ralliant is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.9, (i) Fortive, to the extent a member of the Fortive Group has assumed the underlying Liability with respect to such guaranty or Ralliant, to the extent a member of the Ralliant Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article V) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) Ralliant shall reimburse the applicable member of the Fortive Group for all out-of-pocket expenses incurred by it arising out of or related to any such guaranty; and (iii) each of Fortive and Ralliant, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

(d)            Fortive and Ralliant shall cooperate and Ralliant shall use commercially reasonable efforts to replace all Credit Support Instruments issued by Fortive or other members of the Fortive Group on behalf of or in favor of any member of the Ralliant Group or the Ralliant Business (the “Fortive CSIs”) as promptly as practicable with Credit Support Instruments from Ralliant or a member of the Ralliant Group as of the Effective Time. With respect to any Fortive CSIs that remain outstanding after the Effective Time, (i) Ralliant shall, and shall cause the members of the Ralliant Group to, jointly and severally indemnify and hold harmless the Fortive Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Fortive CSIs in accordance with the terms thereof, (ii) Ralliant shall reimburse the applicable member of the Fortive Group for all out of pocket expenses incurred by it arising out of or related to any such Credit Support Instrument, and (iii) without the prior written consent of Fortive, Ralliant shall not, and shall not permit any member of the Ralliant Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Fortive or any member of the Fortive Group has issued any Credit Support Instruments which remain outstanding. Neither Fortive nor any member of the Fortive Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Ralliant Group or the Ralliant Business after the expiration of any such Credit Support Instrument.

Section 2.10           Disclaimer of Representations and Warranties.

(a)             EACH OF FORTIVE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FORTIVE GROUP) AND RALLIANT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE RALLIANT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)            Each of Fortive (on behalf of itself and each member of the Fortive Group) and Ralliant (on behalf of itself and each member of the Ralliant Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.10(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Fortive or any member of the Fortive Group, on the one hand, and Ralliant or any member of the Ralliant Group, on the other hand, are jointly or severally liable for any Fortive Liability or any Ralliant Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c)             Fortive hereby waives compliance by itself and each and every member of the Fortive Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Fortive Assets to Fortive or any member of the Fortive Group.

(d)            Ralliant hereby waives compliance by itself and each and every member of the Ralliant Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Ralliant Assets to Ralliant or any member of the Ralliant Group.

Section 2.11            Ralliant Financing Arrangements. On or prior to the Distribution Date, Ralliant shall enter into the Ralliant Financing Arrangements, on such terms and conditions as determined by Fortive in its sole discretion (including the amount that shall be borrowed pursuant to the Ralliant Financing Arrangements and the terms and interest rates for such borrowings) and the Ralliant Financing Arrangements shall have been consummated in accordance therewith. Fortive and Ralliant shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Ralliant Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Ralliant Financing Arrangements. The Parties agree that Ralliant, and not Fortive, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Fortive Group or the Ralliant Group associated with the Ralliant Financing Arrangements.

Section 2.12            Cash Management; Consideration; Cash Adjustment.

(a)            Cash Management. Subject to any adjustment in accordance with this Section 2.12, all cash and cash equivalents held by any member of the Ralliant Group as of the Effective Time shall be a Ralliant Asset and all cash and cash equivalents held by any member of the Fortive Group as of the Effective Time shall be a Fortive Retained Asset. To the extent that following the Effective Time any cash and cash equivalents are required to be transferred from any member of the Fortive Group to any member of the Ralliant Group or from any member of the Ralliant Group to any member of the Fortive Group to make effective the Internal Reorganization or the Contribution pursuant to this Agreement and the Ancillary Agreements (including if required by Law or regulation to effect the foregoing, but excluding for the avoidance of doubt, the transfer of cash and cash equivalents contemplated by Section 2.12(b)), the Party receiving such cash and cash equivalents shall promptly transfer an amount in cash equal to such transferred cash and cash equivalents back to the transferring Party so as not to override the allocations of Assets, Liabilities and expenses related to the Internal Reorganization and the Contribution contemplated by this Agreement and the Ancillary Agreements.

(b)            Consideration. In exchange for the Contribution, Ralliant agrees to, on or prior to the Distribution Date, (i) issue to Fortive 112,730,036 newly issued, fully paid and non-assessable shares of Ralliant Common Stock and (ii) subject to any adjustment in accordance with Section 2.12(c), pay to Fortive all of the net proceeds of the Ralliant Financing Arrangements received by Ralliant at or prior to the consummation of the Distribution (the “Ralliant Cash Payment”) (such issuances and payment, collectively, the “Consideration”). Each applicable payment made by Ralliant to Fortive pursuant to this Section 2.12(b) shall be made by wire transfer of immediately available funds to an account designated by Fortive to Ralliant in writing.

(c)            Cash Adjustment.

(i)            Non-Restricted Jurisdictions.

(1)            As promptly as practicable following the Distribution Date, Fortive shall calculate the Distribution Date Cash Amount and shall promptly notify Ralliant of such calculation (the date on which such notification is delivered, the “Cash Adjustment Notification Date”). The calculation of the Distribution Date Cash Amount shall be made by Fortive in good faith and shall be final and binding on Ralliant, and shall not be subject to any challenge or dispute (pursuant to the procedures set forth in Article VII or otherwise). Ralliant shall provide Fortive with such information and access as is reasonably requested by Fortive to calculate the Distribution Date Cash Amount.

(2)            If Fortive determines that (A) the Distribution Date Cash Amount exceeds the Target Cash Amount, the amount of such excess, plus any interest accrued in accordance with Section 2.12(c)(iii), shall be paid by Ralliant to Fortive in accordance with Section 2.12(c)(i)(3), or (B) the Target Cash Amount exceeds the Distribution Date Cash Amount, the amount of such excess, plus any interest accrued in accordance with Section 2.12(c)(iii), shall be paid by Fortive to Ralliant in accordance with Section 2.12(c)(i)(3) (the amount of any such payment under clause (A) or (B), as the case may be, the “Cash Adjustment”). If the Cash Adjustment is equal to zero, no payment in respect of such amount shall be made by either Party.

(3)            If payment is required to be made by Ralliant in accordance with Section 2.12(c)(i)(2)(A), Ralliant shall, within five (5) Business Days of the Cash Adjustment Notification Date, make payment to Fortive by wire transfer in immediately available funds to an account designated in writing by Fortive within five (5) Business Days after the Cash Adjustment Notification Date of an amount equal to the Cash Adjustment. If payment is required to be made by Fortive in accordance with Section 2.12(c)(i)(2)(B), Fortive shall, within five (5) Business Days of the Cash Adjustment Notification Date, make payment to Ralliant by wire transfer in immediately available funds to an account designated in writing by Ralliant within five (5) Business Days after the Cash Adjustment Notification Date of an amount equal to the Cash Adjustment.

(ii)            Restricted Jurisdictions.

(1)            As promptly as practicable following the Distribution Date, Fortive shall calculate the Restricted Jurisdiction Cash Amount for each of the Restricted Jurisdictions. The calculation of the Restricted Jurisdiction Cash Amounts shall be made by Fortive in good faith and shall be final and binding on Ralliant.

(2)            If Fortive determines that the Restricted Jurisdiction Target Cash Amount for any Restricted Jurisdiction exceeds the Restricted Jurisdiction Cash Amount for that Restricted Jurisdiction, the amount of such excess, plus any interest accrued in accordance with Section 2.12(c)(iii), shall be paid by Fortive to Ralliant within five (5) Business Days after the determination of the Restricted Jurisdiction Cash Amount pursuant to this Section 2.12, by wire transfer in immediately available funds (the amount of any such payment under this clause (2), the “Restricted Jurisdiction Cash Adjustment”).

(iii)           Any payments made by Ralliant or Fortive with respect to the Cash Adjustment and any payment made by Fortive to Ralliant with respect to the Restricted Jurisdiction Cash Adjustment shall accrue interest from the Distribution Date to the date of payment at a rate per annum equal to the Prime Rate, from time to time in effect. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Distribution Date. Any payment made in accordance with this Section 2.12 shall be treated in accordance with the terms of Section 9.20.

(iv)          The Parties agree that if the working capital of the Ralliant Business is managed outside the ordinary course of business in any significant respect during the period from December 31, 2024 through the Distribution Date, the Parties shall negotiate in good faith an adjustment to the Cash Adjustment or the Restricted Jurisdiction Cash Adjustment, as applicable, that puts Fortive in the same position it would have been had the working capital of the Ralliant Business been managed in the ordinary course of business during such period.

Article III

THE DISTRIBUTION AND ACTIONS PENDING THE DISTRIBUTION;
other transactions

Section 3.1             Distribution. At or prior to the Effective Time, in connection with the Distribution and the Contribution, Ralliant shall pay the Consideration to Fortive (or Fortive and Ralliant shall take or cause to be taken such other appropriate actions to ensure that Fortive has the requisite number of shares of Ralliant Common Stock) and take any other action as may be requested by Fortive in order to effect the Distribution. Subject to the conditions and other terms set forth in this Article III, Fortive shall cause the Distribution Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Ralliant Common Stock to book-entry accounts for each Record Holder or designated transferee or transferees of such Record Holder. For Record Holders who own Fortive Common Stock through a broker or other nominee, their shares of Ralliant Common Stock will be credited to their respective accounts by such broker or nominee. No action by any Record Holder (or such Record Holder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of Ralliant Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section 3.2             Fractional Shares. Record Holders who, after aggregating the number of shares of Ralliant Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of Ralliant Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of Ralliant Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. As soon as practicable after the Distribution Date, Fortive shall direct the Distribution Agent to (a) determine the number of whole shares and fractional shares of Ralliant Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Ralliant Common Stock after making appropriate deductions for any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokerage fees and commissions. Such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of Fortive, Ralliant or the applicable Distribution Agent will guarantee any minimum sale price for the fractional shares of Ralliant Common Stock. Neither Fortive nor Ralliant will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Fortive or Ralliant.

Section 3.3              Actions in Connection with the Distribution.

(a)             Prior to the Distribution Date, Ralliant shall file such amendments and supplements to the Form 10 as Fortive may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the Commission or federal, state or foreign securities Laws. Fortive shall, or at Fortive’s election, Ralliant shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of Fortive Common Stock, at such time on or prior to the Distribution Date as Fortive shall determine, the Information Statement (or a Notice of Internet Availability of the Information Statement). Promptly after receiving a request from Fortive, Ralliant shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Fortive reasonably determines is necessary or desirable to effectuate the Distribution, and Fortive and Ralliant shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b)            Ralliant shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable a registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of Ralliant.

(c)             To the extent not already approved and effective, Ralliant shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on the NYSE of the Ralliant Common Stock to be distributed in the Distribution, the Ralliant Common Stock to be retained by Fortive, and the shares of Ralliant Common Stock to be reserved for issuance pursuant to any director or employee benefit plan or arrangement on the NYSE, subject to official notice of distribution.

(d)            To the extent not already completed, Ralliant shall use its commercially reasonable efforts to take all actions to effectuate the transactions contemplated by the Ralliant Financing Arrangements, pursuant to the terms and conditions of the agreements governing the foregoing.

(e)             Nothing in this Section 3.3 shall be deemed to shift or otherwise impose Liability for any portion of Ralliant’s Form 10 or Information Statement to Fortive.

Section 3.4              Sole Discretion of Fortive. Fortive, in its sole and absolute discretion, shall be entitled to determine the Distribution Date, the Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Fortive may, in accordance with Section 9.10, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, Fortive shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Fortive Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of Fortive or its stockholders, that a sale or other alternative is in the best interests of Fortive or its stockholders or that it is not advisable at that time to separate the Ralliant Business from Fortive.

Section 3.5              Conditions to Distribution. Subject to Section 3.4, the obligation of Fortive to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by Fortive, in its sole and absolute discretion, of the following conditions. None of Ralliant, any other member of the Ralliant Group, or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the Fortive Board. Any determination made by Fortive prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.5 shall be conclusive and binding on the Parties hereto. The conditions are for the sole benefit of Fortive and shall not give rise to or create any duty on the part of Fortive or the Fortive Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a)             the Commission shall have declared effective the Form 10, of which the Information Statement forms a part, and no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the Information Statement (or the Notice of Internet Availability of the Information Statement) shall have been distributed to holders of Fortive Common Stock;

(b)            the Ralliant Common Stock to be distributed in the Distribution shall have been approved and accepted for listing by the NYSE, subject to official notice of issuance;

(c)             Fortive shall have received (A) a private letter ruling from the Internal Revenue Service and/or (B) an opinion of its tax counsel (which private letter ruling and opinion continue to be valid), in form and substance acceptable to the Fortive Board, regarding the qualification of the Distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of Code, and which ruling and/or opinion, as applicable, shall not have been withdrawn, rescinded, or modified in any material respect;

(d)            all registrations, consents and filings required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been received or made;

(e)             no order, injunction or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition, preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside of Fortive’s control shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution or any related transactions contemplated hereby, including the Internal Reorganization;

(f)             the Internal Reorganization shall have been effectuated prior to the Distribution, except for such steps (if any) as Fortive in its sole discretion shall have determined need not be completed or may be completed after the Effective Time;

(g)            the Fortive Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(h)            Ralliant and Fortive shall have executed and delivered all Ancillary Agreements contemplated by this Agreement to be entered into prior to or concurrently with the Distribution;

(i)              the Ralliant Financing Arrangements shall have been consummated and the Ralliant Cash Payment shall have been paid to Fortive; and

(j)              no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Fortive Board, make it inadvisable to effect the Internal Reorganization, Distribution and other transactions contemplated by this Agreement or would result in the Internal Reorganization, Distribution and other transactions contemplated by this Agreement not being in the best interest of Fortive or its stockholders.

Section 3.6             Organizational Documents. On or prior to the Distribution Date, Fortive and Ralliant shall each take all actions that may be required to provide for the adoption by Ralliant of the Amended and Restated Certificate of Incorporation of Ralliant substantially in the form attached as Exhibit G (the “Charter”) and the Amended and Restated Bylaws of Ralliant substantially in the form attached as Exhibit H (the “Bylaws”), to be effective as of or prior to the Distribution Date.

Section 3.7             Directors. On or prior to the Distribution Date, Fortive and Ralliant shall each take all necessary action to cause the Ralliant Board to include, as of the Distribution Date, the individuals identified in the Distribution Disclosure Documents as directors of Ralliant upon completion of the Distribution.

Section 3.8             Officers. On or prior to the Distribution Date, Fortive and Ralliant shall each take all necessary action to cause the individuals identified as officers of Ralliant in the Distribution Disclosure Documents to be officers of Ralliant as of the Distribution Date.

Section 3.9             Resignations and Removals.

(a)             Except as provided in Section 3.9(b), on or prior to the Distribution Date or as soon thereafter as practicable, (i) Fortive shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Ralliant Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the Ralliant Group in which they serve, and (ii) Ralliant shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Fortive Group in which they serve.

(b)            No Person shall be required by any Party to resign or be removed from any position or office with another Party if such Person is disclosed in the Distribution Disclosure Documents as a Person who is to hold such position or office following the Effective Time.

Section 3.10           Sole Discretion of Fortive; Cooperation Regarding the Distribution.

(a)             Fortive shall, in its sole and absolute discretion, determine (i) whether to proceed with all or part of the Distribution and (ii) all terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, in the event that Fortive determines to proceed with the Distribution, Fortive may at any time and from time to time until the completion of the Distribution, abandon, modify or change any or all of the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

(b)            Ralliant shall cooperate with Fortive in all respects to accomplish the Distribution and shall, at Fortive’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including the registration under the Securities Act of the offering of the Ralliant Common Stock on an appropriate registration form or forms to be designated by Fortive and the filing of any necessary documents pursuant to the Exchange Act and the prompt provision of such financial and other information that may be requested by Fortive pursuant to Section 6.2(b) of this Agreement. Fortive shall select any investment bank(s), manager(s), underwriter(s) or dealer-manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution, as applicable. Ralliant and Fortive, as the case may be, will provide to the exchange or distribution agent all share certificates (to the extent certificated) or book-entry authorizations (to the extent not certificated) and Ralliant will provide to Fortive and the exchange or distribution agent (as directed by Fortive) any information required in order to complete the Distribution.

Article IV

CERTAIN COVENANTS

Section 4.1             Cooperation. From and after the Effective Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming a separate company to the extent set forth in the Transition Services Agreement or as otherwise set forth herein (including, but not limited to, complying with Articles V, VI and VIII) and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

Section 4.2             Retained Names.

(a)             Ralliant acknowledges and agrees that, except for the licensed rights expressly set forth in this Section 4.2, neither Ralliant nor any of its Subsidiaries shall have any right, title or interest in any of the Fortive Retained Names. No later than twenty (20) days following the Distribution Date, Ralliant shall, and shall cause the members of the Ralliant Group to, change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the Fortive Retained Names.

(b)            Fortive, on behalf of itself and the remainder of the Fortive Group, hereby grants to the Ralliant Group, effective as of the Distribution Date, a limited, temporary, non-exclusive, non-transferable, non-sublicensable, worldwide, royalty-free license under the Fortive Retained Names that are used in the Ralliant Business immediately prior to Distribution Date, to use and display such Fortive Retained Names, for a period of up to six (6) months immediately following Distribution Date, solely in a manner that complies with all applicable Laws and is consistent with the manner used in the operation of the Ralliant Business immediately prior to Distribution Date; provided that, following the Distribution Date, unless otherwise directed by Fortive, Ralliant shall, and shall cause the members of the Ralliant Group to: (i) immediately cease to hold themselves out as having any affiliation with Fortive or any members of the Fortive Group (provided that this obligation shall not apply to inventory of printed materials of the Ralliant Group existing as of the Distribution Date); (ii) as soon as practicable, but in no event later than six (6) months following the Distribution Date, (A) cease to make any use of any Fortive Retained Names, and (B) remove, strike over, or otherwise obliterate all Fortive Retained Names from all assets and other materials displayed or intended for distribution by any member of the Ralliant Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; and (iii) promptly after the Distribution Date post a disclaimer in a form and manner reasonably acceptable to Fortive on the “www.Ralliant.com” website informing its customers that Ralliant, and not Fortive, is responsible for the operation of the Ralliant Business, including such website and any applicable services. Notwithstanding anything to the contrary, nothing in this Section 4.2(b) shall prohibit or prevent the Ralliant Group’s use of Fortive Retained Names on internal historical documents held as of the Distribution Date, in a descriptive or factually accurate manner constituting fair or other permitted non-trademark use, or for similar purposes, in each case, that would not, even in the absence of a license or similar permission, constitute infringement or any other violation of a Trademark under applicable Law.

(c)             Ralliant shall, and shall cause the other members of the Ralliant Group to, use the Fortive Retained Names following the Distribution Date only in a form and manner, and with standards of quality, of that in effect for the Fortive Retained Names as of the Distribution Date. Ralliant and the members of the Ralliant Group shall not use the Fortive Retained Names in a manner that may reflect negatively on the Fortive Retained Names or the goodwill associated therewith, or on Fortive or any member of the Fortive Group. Ralliant shall indemnify, defend and hold harmless Fortive and the members of the Fortive Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the Ralliant Group of the Fortive Retained Names pursuant to Section 4.2(b).

(d)            Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Fortive and the members of the Fortive Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.2.

Section 4.3             Non-Competition.

(a)            Non-Competition. Ralliant covenants and agrees that, from the Effective Time until the second (2nd) anniversary of the Distribution Date (the “Non-Compete Period”), it will not, and will cause each other member of the Ralliant Group not to, directly or indirectly, own, invest in, operate, manage, control, participate or engage in any Prohibited Business without the prior written consent of Fortive; provided, that nothing in this Section 4.3(a) will prohibit (i) the ownership by Ralliant or any member of the Ralliant Group of debt, equity or any other class of securities of any Person that owns, invests in, operates, manages, controls, participates or engages directly or indirectly in a Prohibited Business, provided ownership of such securities (either directly, indirectly or upon conversion) is less than 5% of such class of securities of such Person, (ii) Ralliant from engaging in a Prohibited Business to the extent that Ralliant’s revenues in respect of the Prohibited Business represent no more than 1% of Ralliant’s consolidated revenues or (iii) any member of the Ralliant Group from exercising its rights or performing or complying with its obligations under this Agreement or any Ancillary Agreement.

(b)            Remedies; Enforcement. Ralliant acknowledges and agrees that (i) injury to Fortive from any breach of the obligations of Ralliant set forth in this Section 4.3 would be irreparable and impossible to measure and (ii) the remedies at law for any breach or threatened breach of this Section 4.3, including monetary damages, would therefore be inadequate compensation for any loss and Fortive shall have the right to specific performance and injunctive or other equitable relief in accordance with Section 7.3, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Ralliant understands and acknowledges that the restrictive covenants and other agreements contained in this Section 4.3 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 4.3 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 4.3 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.

(c)            The term “Prohibited Business” shall mean, for purposes of this Section 4.3, with respect to any member of the Ralliant Group, the Fortive Retained Business (excluding any services that are ancillary to the core Ralliant Business (including any natural extensions thereof)) as conducted as of the Effective Time. Notwithstanding anything to the contrary herein, none of the businesses set forth on Schedule 4.3(c) shall constitute a Prohibited Business.

Section 4.4             Transition Committee. Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of representatives from each of Fortive and Ralliant, with a level of seniority and representing such areas of functional responsibility as agreed between the Parties. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to: (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one (1) or more members of the Transition Committee or one (1) or more employees of either Party or any other member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such subcommittee any of the powers of the Transition Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittee; and (d) modify or reverse any such delegations. The Transition Committee shall initially meet at least twice monthly either via telephone or video conference or as otherwise agreed by the members of the Transition Committee. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall use the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

Article V

INDEMNIFICATION

Section 5.1             Release of Pre-Effective Time Claims.

(a)             Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article V:

(i)             Fortive, for itself and each member of the Fortive Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the Fortive Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Ralliant and the other members of the Ralliant Group, its Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of the Ralliant Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Fortive Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Internal Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Fortive Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Ralliant Group in respect of any Fortive Released Liabilities; provided, however, that nothing in this Section 5.1(a)(i) shall relieve any Person released in this Section 5.1(a)(i) who, after the Effective Time, is a director, officer or employee of any member of the Ralliant Group and is no longer a director, officer or employee of any member of the Fortive Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Ralliant Group after the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Fortive, any member of the Fortive Group, or their respective Affiliates from commencing any Actions against any Ralliant officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Fortive Know-How or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(ii)            Ralliant, for itself and each member of the Ralliant Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the Ralliant Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Fortive and the other members of the Fortive Group, its Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of the Fortive Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Ralliant Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Internal Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Ralliant Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Fortive Group in respect of any Ralliant Released Liabilities; provided, however that for purposes of this Section 5.1(a)(ii), the members of the Ralliant Group shall also release and discharge any officers or other employees of any member of the Fortive Group, to the extent any such officers or employees served as a director or officer of any members of the Ralliant Group prior to the Effective Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the Ralliant Group, prior to the Effective Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent.

(b)            Nothing contained in this Agreement, including Section 5.1(a), shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 5.1(a) shall release any person from:

(i)            any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to Fortive, any Fortive Retained Liability and (B) with respect to Ralliant, any Ralliant Liability;

(ii)           any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii)           any Liability with respect to any Continuing Arrangements;

(iv)          any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(v)            any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.

In addition, nothing contained in Section 5.1(a) shall release: (i) Fortive from indemnifying any director, officer or employee of the Ralliant Group who was a director, officer or employee of Fortive or any of its Affiliates prior to the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Ralliant Liability, Ralliant shall indemnify Fortive for such Liability (including Fortive’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V; and (ii) Ralliant from indemnifying any director, officer or employee of the Fortive Group who was a director, officer or employee of Ralliant or any of its Affiliates prior to the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Fortive Retained Liability, Fortive shall indemnify Ralliant for such Liability (including Ralliant’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(c)             Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(d)            If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article V.

Section 5.2             Indemnification by Fortive. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Fortive shall, and shall cause the other members of the Fortive Group to, indemnify, defend and hold harmless the Ralliant Indemnitees from and against any and all Indemnifiable Losses of the Ralliant Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Fortive Retained Liabilities, including the failure of any member of the Fortive Group or any other Person to pay, perform or otherwise discharge any Fortive Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Effective Time, (b) any Fortive Retained Asset or Fortive Retained Business, whether arising prior to, at or after the Effective Time, or (c) any breach by Fortive of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.3             Indemnification by Ralliant. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Ralliant shall, and shall cause the other members of the Ralliant Group to, indemnify, defend and hold harmless the Fortive Indemnitees from and against any and all Indemnifiable Losses of the Fortive Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Ralliant Liabilities, including the failure of any member of the Ralliant Group or any other Person to pay, perform or otherwise discharge any Ralliant Liability in accordance with its respective terms, whether arising prior to, at or after the Effective Time, (b) any Ralliant Asset or Ralliant Business, whether arising prior to, at or after the Effective Time, (c) any breach by Ralliant of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder, or (d) any Liabilities of the Fortive Group under any of the agreements listed on Schedule 5.3.

Section 5.4             Procedures for Indemnification.

(a)             Other than with respect to Third Party Claims, which shall be governed by Section 5.4(b), each Fortive Indemnitee and Ralliant Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 5.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VII.

(b)            If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days or (y) two (2) Business Days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. For all purposes of this Section 5.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(81)(viii).

(c)            Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.9(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 5.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 5.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnitee unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(d)            If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 5.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e)             Except as otherwise set forth in Section 6.5 and Section 7.3, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article V shall be resolved in accordance with Article VII.

(f)             Each Party hereby covenants and agrees that none of it, its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Fortive Liabilities by the Ralliant Group the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Fortive Liabilities by the Fortive Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article V are void or unenforceable for any reason.

(g)            Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.4, the terms of the Ancillary Agreement will govern.

(h)            The provisions of this Article V shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 5.4 to give a notice with respect to any Third Party Claim that exists as of the Effective Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Fortive Liabilities and partly Ralliant Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party Claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

Section 5.5             Cooperation in Defense and Settlement.

(a)            With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 5.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.4.

(b)            Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against Ralliant relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Effective Time or (ii) where the resolution of such Action by order, judgment, settlement or otherwise, could include any condition, limitation or other stipulation that could, in the reasonable judgment of Fortive, adversely impact the conduct of the Fortive Retained Businesses, Fortive shall have, at Fortive’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by Ralliant to any third party involved in such Action (including any Governmental Entity), to the extent that Fortive’s participation does not affect any privilege in a material and adverse manner; provided that to the extent that any such action requires the submission by Ralliant of any content relating to any current or former officer or director of Fortive, such content will only be submitted in a form approved by Fortive in its reasonable discretion. With regard to the matters specified in the preceding clauses (i) and (ii), Fortive shall have a right to consent to any compromise or settlement related thereto.

(c)             Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by Ralliant or its Subsidiaries (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Effective Time, Fortive shall have the reasonable opportunity to consult, advise and comment on the preparation and content of any such Governmental Filing in advance of its submission to a Governmental Entity, and Ralliant shall in good faith consider and take into account any comments so provided by Fortive with respect to such Governmental Filing.

(d)            Each of Fortive and Ralliant agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 5.6             Indemnification Payments. Subject to Section 9.11(b), indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 5.7             Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)            Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time) and (ii) net of any proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof or taxes imposed with respect thereto) had been received, realized or recovered before the Indemnity Payment was made.

(b)            Any Indemnity Payment shall be adjusted in accordance with Section 5.4(d) of the Tax Matters Agreement as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment (but net of any Tax benefits resulting from the payment of such Taxes), the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c)            The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.8             Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Ralliant and each other member of the Ralliant Group, on the one hand, and Fortive and each other member of the Fortive Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Ralliant Business of a member of the Ralliant Group, on the one hand, or the Fortive Retained Business or a member of the Fortive Group, on the other hand.

Section 5.9             Additional Matters; Survival of Indemnities; Coordination.

(a)            The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article V shall survive the Distribution.

(b)            The rights and obligations of any member of the Fortive Group or any member of the Ralliant Group, in each case, under this Article V shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

Section 5.10           Environmental Matters.

(a)             Exchange of Information. Without limiting any other provision of this Agreement, each of Fortive and Ralliant agrees to provide, or cause to be provided, at any time before, at, or after the Effective Time, as soon as reasonably practicable after written request therefore, reasonable access to any non-privileged information in the possession or under the control of such respective Group and reasonable access to its employees to the extent that (i) such information relates to, or such employees have relevant knowledge regarding, specific alleged Environmental Liabilities, including the requesting party’s alleged or potential link to environmental contamination at an Off-Site Location or real property that was allegedly owned or operated by the Fortive Group and any operating group, business unit, division, Subsidiary, line of business or investment of Fortive or any of its Subsidiaries (including any member of the Ralliant Group) prior to the Effective Time; or (ii) such information relates to, or such employees have relevant knowledge regarding, the impact that any alleged Environmental Liability could have on the operations, activities or liability exposure of the requesting party; and (iii) the information and access to employees can be provided without significant disruption to the Group’s business or operations.

(b)            Substitution.

(i)             Ralliant shall use its best efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause Ralliant or the appropriate Subsidiary of Ralliant to be fully substituted for Fortive or other member of the Fortive Group with respect to: (i) any order, decree, judgment, agreement or Action with respect to Ralliant Environmental Liabilities that are in effect as of the Effective Time; or (ii) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Ralliant Assets. Ralliant shall inform the applicable Governmental Entity about its assumption of the Environmental Liabilities associated with the matters listed on this Section 5.10(b) and request that the Governmental Entities direct all communications, requirements, notifications and/or official letters related to such matters to Ralliant. Fortive shall use its best efforts to provide necessary assistance or signatures to Ralliant to achieve the purposes of this section.

(ii)            Until such time as Ralliant and Fortive complete the substitutions outlined in Section 5.10(b)(i) above, Ralliant shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in Fortive’s name relating to the Ralliant Assets and the Ralliant Environmental Liabilities.

Article VI

PRESERVATION OF RECORDS; ACCESS TO INFORMATION;
CONFIDENTIALITY; PRIVILEGE

Section 6.1             Preservation of Corporate Records. Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.2, each Party shall use its commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Fortive or such other member of the Fortive Group, respectively, as in effect immediately prior to the Effective Time, including pursuant to any “litigation hold” issued by Fortive or any of its Subsidiaries prior to the Effective Time, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Fortive Group or the Ralliant Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Fortive Group or the Ralliant Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Effective Time, clause (iii) of this sentence applies only to the extent that whichever member of the Fortive Group or the Ralliant Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “litigation hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from the other that certain Information relating to the Ralliant Business, the Fortive Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

Section 6.2             Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a)            After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Ralliant for specific and identified Information:

(i)            that (x) relates to Ralliant or the Ralliant Business, as the case may be, prior to the Effective Time or (y) is necessary for Ralliant to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Fortive and/or Ralliant are parties, Fortive shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Ralliant has a reasonable need for such originals) in the possession or control of Fortive or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Ralliant; provided that, to the extent any originals are delivered to Ralliant pursuant to this Agreement or the Ancillary Agreements, Ralliant shall, at its own expense, return them to Fortive within a reasonable time after the need to retain such originals has ceased; provided, further that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided, further that, in the event that Fortive, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, Fortive shall not be obligated to provide such Information requested by Ralliant;

(ii)            that (x) is required by Ralliant with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Ralliant (including under applicable securities laws) by a Governmental Entity having jurisdiction over Ralliant, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Fortive shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Ralliant has a reasonable need for such originals) in the possession or control of Fortive or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Ralliant; provided that, to the extent any originals are delivered to Ralliant pursuant to this Agreement or the Ancillary Agreements, Ralliant shall, at its own expense, return them to Fortive within a reasonable time after the need to retain such originals has ceased; provided, further that, in the event that Fortive, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or waive any Privilege, Fortive shall not be obligated to provide such Information requested by Ralliant; or

(b)            After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Fortive for specific and identified Information:

(i)            that (x) relates to matters prior to the Effective Time or (y) is necessary for Fortive to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Fortive and/or Ralliant are parties, Ralliant shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Fortive has a reasonable need for such originals) in the possession or control of Ralliant or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Fortive; provided that, to the extent any originals are delivered to Fortive pursuant to this Agreement or the Ancillary Agreements, Fortive shall, at its own expense, return them to Ralliant within a reasonable time after the need to retain such originals has ceased; provided, further that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided, further, that in the event that Ralliant, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, Ralliant shall not be obligated to provide such Information requested by Fortive.

(ii)            that (x) is required by Fortive with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Fortive (including under applicable securities laws) by a Governmental Entity having jurisdiction over Fortive, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Ralliant shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Fortive has a reasonable need for such originals) in the possession or control of Ralliant or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Fortive; provided that, to the extent any originals are delivered to Fortive pursuant to this Agreement or the Ancillary Agreements, Fortive shall, at its own expense, return them to Ralliant within a reasonable time after the need to retain such originals has ceased; provided, further that, in the event that Ralliant, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or waive any Privilege, Ralliant shall not be obligated to provide such Information requested by Fortive.

(c)             Each of Fortive and Ralliant shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(d)            Without limiting the generality of the foregoing, until the first Ralliant fiscal year end occurring during the year in which the Distribution occurs (and for a reasonable period of time afterwards as required for each of Fortive and Ralliant to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution occurs), each of Fortive and Ralliant shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

Section 6.3             Witness Services. At all times from and after the Effective Time, each of Fortive and Ralliant shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.3 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 6.4             Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 6.5             Confidentiality.

(a)            Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of Fortive and Ralliant shall hold, and shall cause their respective Affiliates and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b)            Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Fortive Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c)             Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Fortive’s confidential and proprietary information pursuant to policies in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Ralliant Business (in the case of the Ralliant Group) or the Fortive Retained Business (in the case of the Fortive Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided, further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.5(a).

(d)            The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.5 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e)             For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(f)             For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, following the Distribution Date, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Affiliates that is shared or disclosed with the other Party or its Affiliates, whether or not such Confidential Information is shared pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 6.6             Privilege Matters.

(a)            Pre-Effective Time Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Fortive Group and the Ralliant Group, and that each of the members of the Fortive Group and the Ralliant Group should be deemed to be the client with respect to such pre-Effective Time services for the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-Effective Time services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.6 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b)            Post-Effective Time Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of Fortive and Ralliant. The Parties further recognize that certain of such post-Effective Time services will be rendered solely for the benefit of Fortive or Ralliant, as the case may be, while other such post-Effective Time services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both Fortive and Ralliant. With respect to such post-Effective Time services and related Privileged Information, the Parties agree as follows:

(i)            All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both Fortive and Ralliant shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii)            Except as otherwise provided in Section 6.6(c)(i), Privileged Information relating to post-Effective Time services provided solely to one of Fortive or Ralliant shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c)            The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.6(a) or (b):

(i)             Subject to Section 6.6(c)(iii) and (iv), Ralliant may not waive, allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which Fortive has a shared Privilege, without the consent of Fortive, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after written notice by Ralliant to Fortive. Fortive shall be entitled, in its sole discretion to waive, allege or purport to waive, any Privilege in connection with any Privileged Information, whether or not the Privileged Information is in the possession or under the control of any member of the Fortive Group or any member of the Ralliant Group;

(ii)            If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, and shall endeavor to minimize any prejudice to the rights of the other Party. Fortive shall not unreasonably withhold consent to any request for waiver by Ralliant and specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii)           If, within fifteen (15) days of receipt by Ralliant of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and Ralliant determines that a Privilege should nonetheless be waived to protect or advance its interest, Ralliant shall provide Fortive fifteen (15) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Section 7.2 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and any such Privilege shall not be waived by Ralliant under the final determination of such dispute in accordance with Section 7.2; and

(iv)          In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d)            The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Fortive or Ralliant as set forth in Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 5.5 Section 6.2, the agreement to provide witnesses and individuals pursuant to Section 5.5 and Section 6.3, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.5, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.7             Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 6.8             Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

Article VII

DISPUTE RESOLUTION

Section 7.1             Negotiation.

(a)            Good Faith Officer Negotiation. In the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), the general counsels of the Parties (or any executives designated by either of them who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute) shall attempt to resolve the Dispute through good faith negotiation for a reasonable period of time; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) days (the “Initial Negotiation Period”) from the time of receipt by a Party of written notice of such Dispute (“Dispute Notice”).

(b)            CEO Negotiation. If any Dispute is not resolved pursuant to Section 7.1(a), as soon as reasonably practicable following the conclusion of the Initial Negotiation Period, the Chief Executive Officers of the Parties shall begin conducting good faith negotiations with respect to such Dispute. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within fifteen (15) days after the conclusion of the Initial Negotiation Period, and such fifteen (15)-day period is not extended by mutual written consent of the Parties (such negotiation period, the “CEO Negotiation Period”), the Dispute shall be submitted to arbitration in accordance with Section 7.2.

(c)            All negotiations and any settlement pursuant to this Section 7.1 shall be confidential, and no written or oral statements or offers made by the Parties during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings, including any arbitration proceeding pursuant to Section 7.2; provided, that in the event of any arbitration in accordance with Section 7.2 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.

Section 7.2             Arbitration. If the Dispute has not been resolved for any reason after the CEO Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a)             Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.2 will be decided (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $500,000, or (y) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $500,000 or more (such arbitrator, collectively, the “Arbitral Tribunal”). The panel of three (3) arbitrators shall be selected as follows: (1) the claimant shall nominate one arbitrator in accordance with the Rules, (2) the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one days (21) after the appointment of the first arbitrator, and (3) the third arbitrator, who shall serve as chair, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules.

(b)            The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c)             For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d)            Without derogating from Section 7.2(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (the “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 7.3 below. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction; and (iii) either Party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to a court of competent jurisdiction.

(e)             The Arbitral Tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary or treble damages.

(f)             The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g)            Arbitration under this Article VII shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

Section 7.3             Specific Performance. From and after the Distribution Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article VII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution Date, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 7.4             Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by Law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 7.4 (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 7.5             Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute resolution.

Section 7.6             Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

Section 7.7              Coordination. Except to the extent provided in Article IX of the Tax Matters Agreement, the provisions of this Article VII (other than this Section 7.7) shall not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters, which shall be governed by the Tax Matters Agreement.

Article VIII

INSURANCE

Section 8.1             Insurance Matters.

(a)            Ralliant acknowledges and agrees that, from and after the Effective Time, neither Ralliant nor any member of the Ralliant Group shall have any rights to or under any Policies of Fortive, including the Company Policies, other than (x) any insurance policies acquired prior to the Effective Time directly by and in the name of Ralliant or a member of the Ralliant Group and that provide coverage solely for one or more members of the Ralliant Group, or (y) as expressly provided in Section 5.7 or this Article VIII.

(b)            Notwithstanding Section 8.1(a), from and after the Effective Time, with respect to any Liability accrued and/or incurred by Ralliant or its predecessors prior to the Effective Time, Fortive may, in its sole discretion, provide Ralliant with access to, and, if and to the extent determined by Fortive in its discretion, Ralliant and Fortive may jointly make claims under, the Company Policies if and solely to the extent that the terms of such policies provide for such coverage to Ralliant or its predecessors with respect to any Ralliant Liabilities accrued and/or incurred prior to the Effective Time, and subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and subject to the following additional conditions:

(i)             Ralliant shall inform Fortive of any potential claim under any of the Company Policies with regard to any Ralliant Liability and Fortive shall determine whether and at what time to report any such claims under such Company Policies directly to the applicable insurance company, and to submit a claim for coverage thereunder, and Fortive shall provide a copy of all such claim reports and submissions to Ralliant; provided, that with respect to any such claims, Ralliant shall provide Fortive with the information regarding the claims and provide recommendations with regard to the reporting and submission of such claims, and Fortive shall consult with Ralliant with regard to the timing thereof;

(ii)            If and to the extent that Ralliant is the sole entity recovering insurance proceeds under one or more of the Company Policies in respect of a particular claim for coverage, Ralliant shall exclusively bear and be responsible for (and Fortive shall have no obligation to repay or reimburse Ralliant for) and pay the applicable insurers as required under the applicable Company Policies for any and all costs as a result of having access to, or making claims under, such Policies, including any amounts of deductibles and self-insured retention associated with such claims, claim handling and administrative costs, collateral requirements and costs, Taxes, surcharges, additional premiums, state assessments, reinsurance costs, and other related costs, relating to all open, closed or re-opened claims covered by the applicable Policies, whether such claims are made by Ralliant, its employees or third parties, and Ralliant shall indemnify, hold harmless and reimburse Fortive for any such amounts incurred by Fortive to the extent resulting from any access to, any claims made by Ralliant under, any Company Policies provided pursuant to this Section 8.1. If Fortive and Ralliant jointly make a claim for coverage under the Company Policies for amounts that have been or may in the future be incurred partially by Fortive and partially by Ralliant, at the sole discretion of Fortive, any insurance recovery resulting therefrom may first be allocated to reimburse Fortive and/or Ralliant for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, with the remaining net proceeds from the insurance recovery to be allocated as between Fortive and Ralliant in a manner at the sole discretion of Fortive at or near the time of such recovery;

(iii)           Ralliant shall exclusively bear (and Fortive shall have no obligation to repay or reimburse Ralliant for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts, incurred from and after the Effective Time, of all such claims pursued by Ralliant under the Company Policies as provided for in this Section 8.1(b); and

(iv)          in connection with making any joint claim under any Company Policies pursuant to this Section 8.1(b), Fortive shall control the administration of all such claims, including the timing of any assertion and pursuit of coverage, and Ralliant shall not take any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between Fortive and the applicable insurance company; (B) result in the applicable insurance company terminating or reducing coverage to Fortive or Ralliant, or increasing the amount of any premium owed by Fortive under the applicable Company Policies; (C) otherwise compromise, jeopardize or interfere with the rights of Fortive under the applicable Company Policies; or (D) otherwise compromise or impair Fortive’s ability to enforce its rights with respect to any indemnification under or arising out of this Agreement, and Fortive shall have the right, in its sole discretion, to cause Ralliant to desist from any action that Fortive determines, in its sole discretion, would compromise or impair Fortive’s rights in accordance with this clause (D).

At all times, Fortive and Ralliant shall, subject to the limitations set forth in Section 6.5, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.

(c)             Notwithstanding Section 8.1(b), from and after the Effective Time, any director or officer of Ralliant or any member of the Ralliant Group who served as a director or officer of Fortive or any member of the Fortive Group prior to the Effective Time shall be entitled to pursue coverage under the director and officer liability insurance policies maintained by Fortive or any member of the Fortive Group to the extent that such policies provide coverage for such director’s or officer’s acts and omissions in his or her respective capacity as director or officer of Fortive or any member of the Fortive Group prior to the Effective Time, subject to the terms and conditions of such policies (including but not limited to any limits on coverage or scope, any deductibles or retention amounts and other fees and expenses).

(d)            Any payments, costs and adjustments required pursuant to Section 8.1(b) shall at Fortive’s election either be billed by Fortive to Ralliant on a monthly basis and Ralliant shall pay such billed payments, costs and adjustments to Fortive within sixty (60) days from receipt of invoice, or billed directly by the applicable third party to Ralliant. If Fortive incurs costs to enforce Ralliant’s obligations under this Section 8.1, Ralliant agrees to indemnify Fortive for such enforcement costs, including reasonable attorneys’ fees.

(e)             Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, neither Ralliant nor any member of the Ralliant Group shall have any rights or claims against or with respect to any self-insurance or captive insurance company arrangement of Fortive or any member of the Fortive Group. In addition, as of the Effective Time, Ralliant, for itself and each member of the Ralliant Group does hereby remise, release and forever discharge Fortive and the other members of the Fortive Group of any rights or claims against or with respect to any self-insurance or captive insurance company arrangement of Fortive or any member of the Fortive Group.

(f)             At the Effective Time, Ralliant shall have in effect all insurance programs required to comply with Ralliant’s statutory obligations.

(g)            This Agreement shall not be considered as an attempted assignment of any policy of insurance in its entirety, nor is it considered to be itself a contract of insurance, and further this Agreement shall not be construed to waive any right or remedy of Fortive under or with respect to any of the Company Policies and programs or any other contract or policy of insurance, and Fortive reserves all of its rights under such Policies.

(h)            Fortive shall not be liable to Ralliant for claims not reimbursed by insurers for any reason not within the control of Fortive, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Fortive or any defect in such claim or its processing.

(i)            In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 8.1(i) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those obligations under Article V, including those created by this Agreement, by operation of law or otherwise.

(j)            In the event of any Action by any Party (or both of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 8.1(j) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created under Article V of this Agreement or otherwise, by operation of Law, or otherwise.

(k)            Notwithstanding anything contained in this Section 8.1, to the extent Fortive has entered into or agrees to enter into, whether on its own or with respect to the any arrangement provided for under this Section 8.1, any settlement agreement or other arrangement with any insurance provider regarding coverage under any Company Policy that provides for any limitation of coverage or release of such insurance provider with regard to any coverage thereunder, whether in whole or in part (collectively, the “Released Insurance Matters”), Ralliant agrees that it shall (i) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters as a condition to receiving any coverage under any Company Policy related thereto, (ii) have no rights to any such coverage under the Company Policies with respect to any Released Insurance Matters and (iii) make no claims under any Company Policies with respect to any Released Insurance Matters.

(l)              Notwithstanding anything contained in this Section 8.1, from and after the Effective Time, Ralliant shall maintain the insurance policies set forth in Schedule 8.1(l).

Section 8.2             Certain Matters Relating to Fortive’s Organizational Documents. From the Effective Time until six (6) years from the Distribution Date, the certificate of incorporation and bylaws of Ralliant shall contain provisions no less favorable with respect to indemnification of directors and officers than those set forth in the Charter or Bylaws, which provisions shall not be amended, repealed or otherwise modified for such period in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were indemnified under the Charter or Bylaws, unless such amendment, repeal, or other modification shall be required by Law and then only to the minimum extent required by Law or approved by Ralliant’s stockholders.

Section 8.3             Indemnitor of First Resort. As a result of agreements or obligations arising outside of this Agreement, certain of the directors and officers of Ralliant and its Subsidiaries designated by Fortive or its Affiliates (the “Fortive D&O Indemnitees”) have or will have rights to indemnification, advancement of expenses and/or insurance provided by Fortive or certain of its Affiliates (collectively, the “Fortive Indemnitors”) in connection with their service as directors or officers of Ralliant or its Subsidiaries. Notwithstanding any such rights to indemnification, advancement of expenses and/or insurance provided by any Fortive Indemnitor, (a) Ralliant is the indemnitor of first resort (i.e., Ralliant’s obligations to the Fortive D&O Indemnitees are primary, and any obligation of the Fortive Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Fortive D&O Indemnitee are secondary), (b) Ralliant shall be required to advance the full amount of expenses incurred by the Fortive D&O Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between Ralliant and the Fortive D&O Indemnitees or the certificate of incorporation or bylaws of Ralliant and (c) Ralliant hereby irrevocably waives, relinquishes and releases each of the Fortive Indemnitors from any and all claims against any of the Fortive Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. In addition, notwithstanding any advancement or payment by the Fortive Indemnitors to or on behalf of any Fortive D&O Indemnitee with respect to any claim for which a Fortive D&O Indemnitee has sought or may seek indemnification from Ralliant, (i) Ralliant’s obligations hereunder shall not be affected, (ii) the Fortive Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fortive D&O Indemnitee, as applicable, against Ralliant and (iii) for the avoidance of doubt, all damages, costs losses and other Liabilities incurred by any Fortive D&O Indemnitee in connection with his or her service as a director or officer of Ralliant or any of its Subsidiaries shall constitute Ralliant Liabilities.

Article IX

MISCELLANEOUS

Section 9.1              Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict or inconsistency between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control with respect to the subject matter addressed by such Ancillary Agreement or Continuing Arrangement to the extent of such conflict or inconsistency (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties or their Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments. Notwithstanding anything herein to the contrary, except as expressly set forth otherwise in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 9.2             Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 9.3             Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 9.4             Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 9.5             Expenses.

(a)            Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred at or prior to the Effective Time by any member of the Fortive Group or the Ralliant Group that are in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and the Distribution Disclosure Documents and the consummation of the Internal Reorganization, the Contribution and the Distribution (the “Transaction-related Expenses”) shall be borne and paid by Fortive; provided, that all costs and expenses, other than the Transaction-related Expenses incurred at or prior to the Effective Time, with respect to any third party vendors or services provided to or for the benefit of any member of the Ralliant Group shall be borne and paid by Ralliant.

(b)            The Fortive Group shall have no responsibility for, and Ralliant shall indemnify the Fortive Group in respect of, any out-of-pocket fees and expenses incurred by any member of the Ralliant Group following the Effective Time in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement any Ancillary Agreement and the Distribution Disclosure Documents and the consummation of the Internal Reorganization, the Contribution and the Distribution (except to the extent such fees and expenses were incurred in connection with services expressly requested by Fortive in writing following the Effective Time).

(c)             Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, any costs and expenses incurred in obtaining any Consents or novation from a third party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization, the Contribution or the Distribution shall be borne by the Party or its Subsidiary to which such Contract is being assigned.

(d)            Except as set forth in Section 9.5(b), with respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.7, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any third party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 7.1 or Section 7.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.

Section 9.6             Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):

To Fortive:

Fortive Corporation
6920 Seaway Blvd.
Everett, WA 98203
Attn: General Counsel
E-mail:                     [Intentionally omitted]

[Intentionally omitted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Alison Zieske Preiss
E-mail:                     AZPreiss@wlrk.com

To Ralliant:

Ralliant Corporation
4000 Center at North Hills Street

Suite 430

Raleigh, NC 27609
Attn: General Counsel
E-mail:                     [Intentionally omitted]

[Intentionally omitted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Alison Zieske Preiss
E-mail:                    AZPreiss@wlrk.com

Section 9.7            Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of the Parties against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.8            Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Fortive, an Affiliate of Fortive, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided however that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 9.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 9.9             Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 9.10           Termination. This Agreement (including Article V hereof) may be terminated at any time prior to the Effective Time by and in the sole discretion of Fortive without the approval of Ralliant or the stockholders of Fortive. In the event of such termination prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any liability of any kind to the other Party or any other Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by Fortive and Ralliant.

Section 9.11           Payment Terms.

(a)             Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)            Notwithstanding anything to the contrary herein, any amount to be paid by Ralliant in respect of a Ralliant Liability or other Liability or obligation of Fortive that is Assumed or otherwise assumed by Ralliant, or otherwise treated as a Liability or obligation of Fortive that is assumed by Ralliant within the meaning of Section 357(d) of the Code, pursuant to this Agreement, in each case, as determined by Fortive in its sole discretion, shall be paid, at Fortive’s option and in its sole discretion, in the following manner:

(i)            To the applicable third-party creditor or obligor of such Liability or obligation directly;

(ii)            To an independent trustee or escrow agent that is not affiliated with Fortive, which agent shall pay the applicable third-party creditor or obligor of such Liability or obligation directly; provided that (x) the payment is not made to any account of Fortive or any member of the Fortive Group or any person through which Fortive or any member of the Fortive Group could direct the payment, (y) Fortive and Ralliant shall treat any income, gain or loss for U.S. federal income Tax purposes on the payment proceeds as income, gain or loss of Ralliant and (z) any excess of the payment amount (and any income or gain thereon) over the amount paid to satisfy such Liability or obligation shall revert and be repaid to Ralliant;

(iii)            To Fortive; provided, that (x) Fortive has made in its sole discretion a determination that Ralliant is prohibited from assuming such Liability or obligation, (y) Fortive has already satisfied or paid such Liability or obligation to the applicable third-party creditor or obligor of such Liability or obligation directly, and (z) after receiving such payment from Ralliant, Fortive is in the same net economic position that it would have been in if Ralliant were able to assume such obligation; or

(iv)          In any other manner as determined by Fortive in its sole discretion.

(c)            The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, the payment procedures described in Section 9.11(b) are intended to comply with Section 357(a) of the Code (and the Treasury Regulations and Proposed Treasury Regulations promulgated thereunder as of the date of this Agreement) with respect to the Contribution. Each Party shall, and shall cause each of its respective Affiliates and employees to, reasonably cooperate to cause any applicable payments to be made by Ralliant pursuant to this Agreement to be made in accordance with Section 9.11(b) or otherwise as directed by Fortive so as to be in accordance with the tax treatment described in the immediately preceding sentence.

(d)            Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(e)             Unless otherwise consented to by the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Fortive or Ralliant under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Eastern time (ET) on the day before the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 9.12           Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 9.13           Third Party Beneficiaries. Except (i) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 9.14           Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 9.15           Exhibits and Schedules.

(a)            The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Fortive Group or the Ralliant Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Fortive Group or the Ralliant Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b)            Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.

Section 9.16           Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 9.17           Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.18           Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.19           No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 5.2; Section 5.3; and Section 5.4).

Section 9.20           Tax Treatment of Payments. Unless otherwise required by a Final Determination, for U.S. federal income Tax purposes and all other applicable Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 9.11) shall be treated in accordance with Section 5.4 of the Tax Matters Agreement.

Section 9.21           No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.22           No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Fortive and Ralliant and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Fortive or Ralliant.

Section 9.23           Advisors. It is acknowledged and agreed by each of the Parties that Fortive, on behalf of itself and the other members of the Fortive Group, has retained each of the Persons identified on Schedule 9.23 to act as counsel or an advisor in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 9.23 have not acted as counsel or advisor for Ralliant or any other member of the Ralliant Group in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and the other transactions contemplated hereby and thereby and that none of Ralliant or any member of the Ralliant Group has the status of a client of the Persons listed on Schedule 9.23 for conflict of interest or any other purposes as a result thereof. Ralliant hereby agrees, on behalf of itself and each other member of the Ralliant Group that, in the event that a dispute arises after the Effective Time in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and/or any of the other transactions contemplated hereby and thereby between Fortive and Ralliant or any of the members of their respective Groups, each of the Persons listed on Schedule 9.23 may represent any or all of the members of the Fortive Group in such dispute even though the interests of the Fortive Group may be directly adverse to those of the Ralliant Group. Ralliant further agrees, on behalf of itself and each other member of the Ralliant Group that, with respect to this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Fortive or the applicable member of the Fortive Group and may be controlled by Fortive or such member of the Fortive Group and shall not pass to or be claimed by Ralliant or any member of the Ralliant Group. Without limiting the foregoing, Ralliant acknowledges and agrees that each of Wachtell, Lipton, Rosen & Katz and DLA Piper is representing Fortive, and not Ralliant, in connection with the transactions contemplated hereby.

Section 9.24            Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable. “Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

Section 9.25           Authority. Fortive represents on behalf of itself and each other member of the Fortive Group, and Ralliant represents on behalf of itself and each other member of the Ralliant Group, as follows:

(a)             each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(b)            this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

FORTIVE CORPORATION

By:	/s/ Olumide Soroye
Name: Olumide Soroye
Title: President and Chief Executive Officer of Intelligent Operating Solutions and Advanced Healthcare Solutions Segments

RALLIANT CORPORATION

By:	/s/ Tamara S. Newcombe
Name: Tamara S. Newcombe
Title: President and Chief Executive Officer

[Separation and Distribution Agreement Signature Page]

ANNEX A

Plan of Reorganization